Filed Pursuant to Rule 433
Dated April 20, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	April 20, 2012

Settlement Date (Original Issue Date):	April 25, 2012

Maturity Date:	October 25, 2013

Principal Amount:	US $750,000,000

Price to Public (Issue Price):	100.000%

Agents Commission:	0.10%

All-in Price:	99.90%

Net Proceeds to Issuer:	US $749,250,000

Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters

Index Currency:	U.S. Dollars

Spread (Plus or Minus):	Plus 0.50%

Index Maturity:	Three Months

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 25th day of each January, April, July, and October, commencing July 25, 2012 and ending on the Maturity Date

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Filed Pursuant to Rule 433
Dated April 20, 2012
Registration Statement No. 333-178262

Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360, Modified Following Adjusted

Business Day Convention:	New York

Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.

CUSIP:	36962G5V2

ISIN:	US36962G5V21

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.10% of the principal amount of the Notes. GE Capital Markets, Inc. will act as a sales agent (the “Agent”) in connection with the offering.

Institution	Commitment

Lead Managers:

Citigroup Global Markets Inc.	$375,000,000

RBC Capital Markets, LLC	$375,000,000

Total	$750,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 433
Dated April 20, 2012
Registration Statement No. 333-178262

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.